CERTIFICATE OF TRUST
                                       OF
                           BLUE and WHITE FUNDS TRUST

     This Certificate of Trust of Blue and White Funds Trust, a business trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Business Trust Act (12 Del. C.ss.3801 et seq.) (the "Act"), sets forth the following:

FIRST:  The name of the  business  trust  formed  hereby is Blue and White Funds
Trust.

SECOND: The address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, Wilmington Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

THIRD:  The  Trust  formed  hereby  is or  will  become  an  investment  company
registered   under  the   Investment   Company  Act  of  1940,  as  amended  (15
U.S.C.ss.ss.80a-1 et seq.).

FOURTH: Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

     In witness whereof, the undersigned, being all of the trustees of Blue and White Funds Trust, have duly executed this Certificate of Trust as of the 26th day of June, 2002.

                                                   /s/Shlomo Eplboim
                                                   ------------------------
                                                   Shlomo Eplboim, Trustee